Exhibit 10.18
Amendment to the
Ferro Corporation Deferred Compensation Plan for Executive Employees
     This document (this “Amendment”) is an amendment to the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Plan”) of Ferro Corporation (the “Company”) that was amended and restated as of January 1, 2005.
Background
A.	The Plan currently provides that a Participant’s Account may be invested in Ferro Common Stock or Treasury instruments, as elected by the Participant.

B.	The Company desires to change, effective January 1, 2010, the Treasury instrument investment alternative to an investment that mirrors the stable asset investment under the Ferro Corporation Savings and Stock Ownership Plan.

C.	Section 8.1 of Part A of the Plan and Section 8.1 of Part B of the Plan permit the Company to amend the Plan, provided that the amendment does not adversely affect the rights of Participants, and no Participant has yet earned the right to any contribution for the plan year beginning January 1, 2010; however, the prior provisions notwithstanding, the Plan may be amended to reduce or eliminate the future deemed interest or earnings credited to the amounts held in Participants’ Accounts.
Amendment
       NOW, THEREFORE, in consideration of the foregoing, pursuant to the provisions of Section 8.1 of Part A of the Plan and Section 8.1 of Part B of the Plan, the Plan is hereby amended, effective January 1, 2010, as follows:
1.	Section 4.2 of Part A of the Plan is amended in its entirety to read as follows:
4.2	Distribution on Change in Control. If the Participant has elected in his or her Deferred Compensation Agreement to receive a distribution of the amounts credited to his or her Account if a Change in Control occurs, then if a Change in Control occurs, the Ferro Group Company will distribute to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary) a lump sum payment of the amount credited to the Participant’s Account within thirty (30) days after the Change in Control. The amount credited to the Participant’s Account will be determined as of the end of the calendar month immediately preceding the month in which the Change in Control occurs, with such date being the Valuation Date for purposes of the distribution. The lump sum payment will be made in the form of cash as regards the portion of the Participant’s Account deemed to be invested in the Stable Asset Investment, as described in Section 5.4, and in the form of Ferro Common Stock as regards the portion of the Participant’s Account deemed to be invested in Ferro Common Stock.

2.	Section 4.4 of Part A of the Plan is amended in its entirety to read as follows:
4.4	Form of Distribution. Except as provided in Section 4.2 and 4.3, payment will be made of the Participant’s Account as follows.
(A)	Stable Asset Investment. Unless the Participant elects otherwise in the Deferred Compensation Agreement, the portion of the Participant’s Account deemed to be invested in the Stable Asset Investment will be distributed in the form of cash in a single lump sum payment or installment payments, or a combination of both, as determined by the Administrator.

(B)	Ferro Common Stock. The portion of the Participant’s Account deemed to be invested in Ferro Common Stock will be distributed in the form of Ferro Common Stock in a single lump sum payment.
3.	Section 5.4 of Part A of the Plan and Section 5.4 of Part B of the Plan are amended in their entirety to read as follows:
5.4	Method for Crediting Investment Return. As described in Section 3.8 above, for periods before 2010, the Ferro Group Companies will maintain separate Accounts for the Elective Amounts deferred by the Participant before 1999 and after 1998.
(A)	Post-1998 and Pre-2010 Account. As elected by the Participant in his or her Deferred Compensation Agreement, the Elective Amounts deferred after 1998 but before 2010 will, in the portions specified by the Participant in the Deferred Compensation Agreement, be deemed to be invested in either Ferro Common Stock or Treasury instruments, as described below.
(1)	Ferro Stock. The Elective Amounts will be deemed to be invested in shares of Ferro Common Stock as of the date the Elective Amounts would have been paid to the Participant if they were not deferred. The Account will be deemed to receive all dividends (whether in stock or cash) and stock splits which would be received if the Account was actually invested shares of Ferro Common Stock, and such dividends and stock splits will be deemed to be reinvested in shares of Ferro Common Stock as of the date of their receipt. The investment in Ferro Common Stock will be deemed to be made at the closing sale price of Ferro Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal) on the trading day of the deemed investment.

(2)	Treasury Instruments. The Elective Amounts will be deemed to be invested in Treasury instruments yielding a rate of interest equal to three hundred (300) basis points over the Ten-Year Constant Treasury Maturity Yield as reported by the Federal Reserve Board.
(B)	Pre-1999 Account. Each Participant with an Account credited with Elective Amounts deferred before 1999 will be deemed to be invested in Treasury instruments as described in Section 5.4(A)(2) above, except to the extent the Participant elected, in writing during the special election period provided in 1999, for all or a portion of the Account to be deemed to be invested in Ferro Common Stock. Under any such election, the portion of the Account designated by the Participant to be deemed invested in shares of Ferro Common Stock will be deemed invested as of the date the Elective Amounts would have been paid to the Participant if they were not deferred, and otherwise will be valued and credited with dividends and stock splits, in the same manner as described in Section 5.4(A)(1) above.
(C)	Post-2009 Account. As elected by the Participant in his or her Deferred Compensation Agreement, all Elective Amounts (regardless of when deferred) will, in the portions specified by the Participant in the Deferred Compensation Agreement, be deemed to be invested in either Ferro Common Stock or the Stable Asset Investment, as described below.
(1)	Ferro Stock. The Elective Amounts will be deemed to be invested in shares of Ferro Common Stock as of the date the Elective Amounts would have been paid to the Participant if they were not deferred. The Account will be deemed to receive all dividends (whether in stock or cash) and stock splits which would be received if the Account was actually invested shares of Ferro Common Stock, and such dividends and stock splits will be deemed to be reinvested in shares of Ferro Common Stock as of the date of their receipt. The investment in Ferro Common Stock will be deemed to be made at the closing sale price of Ferro Common Stock on the New York Stock Exchange Composite Tape (as reported in The Wall Street Journal) on the trading day of the deemed investment.

(2)	Stable Asset Investment. All Elective Amounts (regardless of when deferred) will be deemed to be invested in the Stable Asset Investment, with the overall effect that, as of January 1, 2010 and beyond, there will be no Treasury instrument investments in the Plan. For purposes of this Section 6.4, the “Stable Asset Investment” will mirror the stable asset investment in the Ferro SSOP as designated by the Company from time to time.
(D)	Periodic Adjustment of Accounts. As of each Valuation Date, the Participant’s Account will be adjusted to reflect earnings and losses on the deemed investments. To the extent the Account is deemed to be invested in Ferro Common Stock, it will be credited as of each Valuation Date with hypothetical appreciation and depreciation and earnings, as computed and determined by the Administrator based on the value of Ferro Common Stock and its dividends as provided in Section 5.4(A)(1) above. To the extent the Participant’s Account is deemed to be invested in the Stable Asset Investment, it will be credited as of each Valuation Date with the same hypothetical earnings, gains and losses as is the case with investments in the stable asset investment option under the Ferro SSOP. The Administrator will provide each Participant annually with a statement showing the balance credited to the Participant’s Account as of the last day of the preceding Election Year.
4.	Section 8.2 of Part A of the Plan is amended in its entirety to read as follows:
8.2	Effect of Amendment on Distributions. If this Plan is amended to prohibit future Elective Amounts, then the amounts credited to Participants’ Accounts will be distributed as provided in Article IV above. If this Plan is terminated, then the Participants will receive distribution of the amounts credited to their Accounts:
(A)	in a single lump sum cash payment with respect to the portion of the Account deemed to be invested in the Stable Asset Investment, and

(B)	in a single lump sum distribution of shares of Ferro Common Stock with respect to the portion of the Account deemed to be invested in Ferro Common Stock.

If this Plan is terminated, then the amounts credited to the Participant’s Accounts will be determined as of the Valuation Date on or immediately preceding the date of Plan termination.
5.	It is the intent of the Company that the foregoing amendments do not constitute a material modification to Part A of the Plan such to subject deferred compensation that was earned and vested under the Plan as of December 31, 2004 to the requirements of Code Section 409A.

6.	Capitalized terms not otherwise defined herein have the same meanings ascribed to them in the Plan.
        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the 16th day of December, 2009.

Ferro Corporation
By:	/s/ James F. Kirsch
James F. Kirsch
Chairman, President & Chief Executive Officer

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